UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                CERUS CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK

--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                    157085101
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                                 (CUSIP NUMBER)



                                DECEMBER 31, 2003
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

CUSIP No. 157085101                    13G                           Page 2 of 9

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
          Not Applicable                                                (b) |_|
--------------------------------------------------------------------------------
   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                    5 SOLE VOTING POWER
                            1,163,960
   NUMBER OF        ------------------------------------------------------------
    SHARES          6 SHARED VOTING POWER
 BENEFICIALLY                    0
 OWNED BY EACH      ------------------------------------------------------------
   REPORTING        7 SOLE DISPOSITIVE POWER
  PERSON WITH                1,163,960
                    ------------------------------------------------------------
                    8 SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,163,960
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.29%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------

CUSIP No. 157085101                    13G                           Page 3 of 9


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Directed Services, Inc.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
          Not Applicable                                                 (b) |_|
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------------------------------------------------------------------------------
                    5 SOLE VOTING POWER
                            1,163,960(1)
   NUMBER OF        ------------------------------------------------------------
    SHARES          6 SHARED VOTING POWER
 BENEFICIALLY                    0
 OWNED BY EACH      ------------------------------------------------------------
   REPORTING        7 SOLE DISPOSITIVE POWER
  PERSON WITH                1,163,960(1)
                    ------------------------------------------------------------
                    8 SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,163,960 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.29%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IC
--------------------------------------------------------------------------------

1. Directed Services, Inc. is the investment advisor to ING Alliance Midcap Growth Portfolio, which is the beneficial owner of the 1,163,960 shares of common stock.

CUSIP No. 157085101                    13G                           Page 4 of 9

ITEM 1(a).        NAME OF ISSUER:

                  Cerus Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2411 Stanwell Drive
                  Concord, CA 94520

ITEM 2(a).        NAME OF PERSON FILING:

                  ING Groep N.V.
                  Directed Services, Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  ING Groep N.V.:
                  Amstelveenseweg 500
                  1081 KL Amsterdam
                  P.O. Box 810
                  1000 AV Amsterdam
                  The Netherlands

                  Directed Services, Inc.:
                  1475 Dunwoody Drive
                  West Chester, PA  19380


ITEM 2(c).        CITIZENSHIP:

                  See item 4 on Page 2
                  See item 4 on Page 3

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

CUSIP No. 157085101                    13G                           Page 5 of 9

ITEM 2(e).        CUSIP NUMBER:

                  157085101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                  (Not Applicable)

         (a) |_| Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b)  |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

         (e)  |_| Investment adviser in accordance with Rule
                  13d-(1)(b)(1)(ii)(E) under the Exchange Act;

         (f) |_| Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

         (g) |_| Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act;

         (h) |_| Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

         (j) |_| Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.           OWNERSHIP.

         (a) Amount beneficially owned:

                  See item 9 on Page 2
                  See item 9 on Page 3

         (b) Percent of class:

                  See item 11 on Page 2
                  See item 11 on Page 3

CUSIP No. 157085101                    13G                           Page 6 of 9

         (c) Number of shares as to which such person has:

             (i)  Sole power to vote or to direct the vote:

                  See item 5 on Page 2
                  See item 5 on Page 3

             (ii) Shared power to vote or to direct the vote:

                  See item 6 on Page 2
                  See item 6 on Page 3

           (iii) Sole power to dispose or to direct the disposition of:

                 See item 7 on Page 2
                 See item 7 on Page 3

            (iv) Shared power to dispose or to direct the disposition of:

                 See item 8 on Page 2
                 See item 8 on Page 3

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

CUSIP No. 157085101                    13G                           Page 7 of 9

ITEM 10.          CERTIFICATION.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        November 11, 2004
                                        ----------------------------------------
                                        (Date)



                                        ING GROEP N.V.


                                        By:

                                        /s/ Cornelis F. Drabbe
                                        ----------------------------------------
                                        (Signature)

                                        Cornelis F. Drabbe,
                                        Assistant General Counsel
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/ Bert H. Uyttenbroek
                                        ----------------------------------------
                                        (Signature)


                                        Bert H. Uyttenbroek,
                                        Compliance Officer
                                        ----------------------------------------
                                        (Name/Title)

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        November 11, 2004
                                        ----------------------------------------
                                        (Date)


                                        Directed Services, Inc.



                                        By:

                                        /s/ Cornelis F. Drabbe
                                        ----------------------------------------
                                        (Signature)

                                        Cornelis F. Drabbe,
                                        ----------------------------------------
                                        Authorized Signatory
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/ Bert H. Uyttenbroek
                                        ----------------------------------------
                                        (Signature)

                                        Bert H. Uyttenbroek,
                                        Authorized Signatory
                                        ----------------------------------------
                                        (Name/Title)